Exhibit 10.2

FIFTH AMENDMENT TO PERSONAL SERVICES AGREEMENT

THIS FIFTH AMENDMENT TO PERSONAL SERVICES AGREEMENT, dated as of  March 11, 2008 by and between American Biltrite Inc., a Delaware corporation (“ABI”) and Congoleum Corporation, a Delaware corporation (“Congoleum”);

WITNESSETH:

THAT WHEREAS, ABI and Congoleum are parties to a Personal Services Agreement, dated as of March 11, 1993 (the “Personal Services Agreement”), as amended February 8, 1995, November 15, 1996, March 10, 1998, and November 7, 2002, pursuant to which ABI agreed that Roger S. Marcus would serve as the Chief Executive Officer of Congoleum and Richard G. Marcus would serve as the Vice Chairman of Congoleum, subject to certain terms and conditions set forth in the Personal Services Agreement;

NOW, THEREFORE, in consideration of the agreement set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Extension of Term.  The term of the Personal Services Agreement is renewed until the earlier of (a) the effective date of a plan of reorganization for Congoleum Corporation, et al., following a final order of confirmation, or (b) September 30, 2008.

2.	Ratification. Each of ABI and Congoleum hereby ratifies and confirms all of the terms and provisions of the Personal Services Agreement, as amended hereby.

3.
Counterparts.  This Amendment to Personal Services Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall collectively constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment to Personal Services Agreement as of the date first above written.

AMERICAN BILTRITE INC.
By:
/s/ Richard G. Marcus
Name: Richard G. Marcus Title: President

CONGOLEUM CORPORATION
By:
/s/ Roger S. Marcus
Name: Roger S. Marcus Title: Chief Executive Officer